Exhibit 23.6
CONSENT OF ROBERT A. STANGER & CO., INC.
     We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of our opinion letter dated December 13, 2010 addressed to The Special Committee of The Board of Directors of Corporate Property Associates 14 Incorporated and included as Appendix F to the joint proxy statement/prospectus forming a part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 and to all references to our firm in such joint proxy statement/prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

ROBERT A. STANGER & CO., INC.
By:	/s/ Robert A. Stanger & Co., Inc.
Robert A. Stanger & Co., Inc.

Dated: March 8, 2011